CONTACT: David P. Williams	FOR IMMEDIATE RELEASE
(513) 762-6901

Chemed Corporation Announces a Five-Year $550 Million

Amended and Restated Senior Secured Credit Facility

CINCINNATI, June 29, 2022--Chemed Corporation ("Chemed") (NYSE:CHE) announced that it has entered into $550 million of amended and restated senior secured credit facilities (“Credit Facilities”).  JPMorgan Chase Bank, N.A. acted as the Administrative Agent, and Lead-left Bookrunner and Joint Lead Arranger. Bank of America, N.A. acted as Co-Syndication Agent and Joint Bookrunner/Lead Arranger.  PNC Bank National Association was the Documentation Agent.

The amended and restated Credit Facilities consist of a five-year $450 million revolver as well as a five-year $100 million term loan. The interest rate on the Credit Facilities has a floating rate that is generally the secured overnight financing rate (“SOFR”) plus an additional tiered rate which varies based on Chemed’s current leverage ratio.  An expansion feature is included in the Credit Facilities that provides Chemed the opportunity to increase its revolver and or term loan by an additional $250 million.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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